Exhibit 99.1

CAMAC Energy Inc. Announces Third Quarter 2011 Results
and Provides Operational Update

HOUSTON, TEXAS – November 9, 2011-- CAMAC Energy Inc. (NYSE Amex: CAK), a U.S.-based energy company engaged in the exploration, development and production of oil and gas in West Africa and China, today announced a net loss of $0.7 million, or $0.00 per diluted common share, for the third quarter ended September 30, 2011 as compared to a net loss of $188.6 million, or $1.32 per diluted common share, for the same period in 2010.  The decrease in net loss was principally related to the impairment charge taken for the Oyo Field in the prior period and cost oil recovery revenues in the current period, partially offset by an increase in exploratory expenses in the current period related to the ZJS-3 and ZJS-4 wells in China.  For the nine months ended September 30, 2011, the Company reported a net loss of $23.2 million, or $0.15 per diluted common share, as compared to a net loss of $194.9 million, or $1.79 per diluted common share, in the nine months ended September 30, 2010.  The decrease in net loss was principally related to the impairment charge taken for the Oyo Field in the prior period, partially offset by increased depletion expense and the increased exploratory expenses as previously discussed.

From inception of the workover related to the Oyo Field well #5 in December 2010 through September 30, 2011, the Company has incurred a total expense of $56.4 million related to the workover.  Through September 30, 2011, the Company has recognized cost oil recovery revenues of $23.6 million and recovered $32.2 million in cash related to this workover. In addition, the Company expects to recognize the remaining $32.8 million in cost oil recovery revenues and recover the remaining $24.2 million through future liftings, in correlation with payments made.

Cash and cash equivalents at the end of the third quarter of 2011 were $18.9 million.  Cash flows provided by operations of $33.0 million for the current quarter were primarily affected by cost recovery for workover costs for well #5 in the Oyo Field.  With the proceeds from the June 2011 lifting, CAMAC Energy repaid in full the amounts outstanding under its $25 million credit facility.  The remaining unpaid workover balance of $24.2 million will be funded using available cash, borrowings under the credit facility and future Oyo Field lifting proceeds.

Update on Operations

Africa

Average daily gross production from the Oyo Field was 3,514 barrels of oil per day (bopd) and 3,878 bopd during the three months and nine months ended September 30, 2011, respectively.  In August 2011 there was a lifting of approximately 350,000 barrels of crude oil, which was sold at $116.91 per barrel, of which the Company’s gross share was approximately 108,000 barrels.

As previously disclosed, the OML 120/121 operating contractor had agreed to review all alternatives that could lead to the acceleration of development, including a divestiture of their interest to another party. Since then, the operating contractor has been engaged with this process, which is moving towards a resolution by the end of the year. It is the Company’s belief that a new operator or partner may facilitate the acceleration of drilling, development and exploration activities in OML 120/121.

China

CAMAC Energy and its Chinese Partner, PetroChina, have completed the planned work program for 2011 to delineate the gas resources in the Zijinshan contract area.  Both of the ZJS-3 and ZJS-4 wells encountered gas accumulations. Data from the wells is being analyzed, and further evaluation on the area is required to determine if the discovered gas can be economically developed. As a result, the Company expensed approximately $2.1 million in exploratory costs in the third quarter related to the ZJS-3 and ZJS-4 wells.  CAMAC Energy and PetroChina also agreed to revise the work program to delay the drilling of the previously planned ZJS-5 well to 2012.  Data obtained from ZJS-3 and ZJS-4 will be used to refine the well location for ZJS-5.

In addition, CAMAC Energy has retained a financial advisor to assist in the identification and evaluation of opportunities to monetize its Zijinshan gas asset.  The proceeds of any such transaction, if consummated, are expected to be invested in the Company’s existing or planned core Africa opportunities.  The Company anticipates this could be a lengthy process and will make market updates as necessary.

Business Development Update

During the quarter, the Company intensified its business development activities and is currently engaged in discussions with regards to potential acquisitions of or farm-ins to various exploration properties in several African countries. The Company is targeting acreage in multiple West African plays, including the transform margin and western salt basins, as well as selected opportunities in other underexplored areas of Africa.  While the exact timing of securing any additional properties is difficult to predict, the Company is pleased with the progress being made and expects to make further announcements as and if any of these potential property acquisitions progresses sufficiently.

The Company recently announced the signing of a heads of agreement to acquire one hundred percent of the issued share capital of Avana Petroleum Limited, an independent oil and gas exploration group whose core area of interest centers on the western Indian Ocean and East African margin with interests in the Seychelles Islands and offshore Kenya.  The acquisition remains subject to signing of a definitive purchase agreement, satisfactory completion of due diligence and other conditions as outlined in the previous announcement. There can be no assurance that negotiations on a definitive agreement will be successfully concluded or that any transaction will be completed.

Conference Call Details

A conference call for investors will be held today at 10:00 a.m. Central Time (11:00 a.m. Eastern Time) to discuss CAMAC Energy’s operations and third quarter results with a focus on the Company’s future strategy.  Hosting the call will be Dr. Kase Lawal, Chairman and Chief Executive Officer, and Edward Caminos, Senior Vice President and Chief Financial Officer.

The call can be accessed live over the telephone by dialing, (877) 407-3982, or for international callers, (201) 493-6780.  A replay will be available shortly after the conference call and can be accessed by dialing (877) 870-5176, or for international callers, (858) 384-5517.  The passcode for the replay is 381954.

Interested parties may also listen to a simultaneous webcast of the conference call by accessing the Investors-- Events & Presentations section of CAMAC Energy’s website at www.camacenergy.com.  A replay of the webcast will be available for approximately 30 days.

About CAMAC Energy Inc.

CAMAC Energy Inc. (NYSE Amex: CAK) is a U.S.-based energy company engaged in the exploration, development and production of oil and gas in West Africa and China.  The Company focuses on early cash flow and high-return global energy projects and currently has operations in Nigeria and, through its Pacific Asia Petroleum subsidiaries, in China.  The Company's principal assets include interests in OML 120 and OML 121, offshore oil leases in deepwater Nigeria that started production from the Oyo Field in December 2009, and a 100% interest in the Zijinshan Block gas asset located in the Shanxi Province, China.  The Company’s activities commenced in 2005, and it has offices in Houston, Texas, Beijing, China, and Lagos, Nigeria.

Forward-Looking Statements

This press release may contain certain “forward-looking statements” relating to the business of CAMAC Energy Inc. and its subsidiaries.  All statements, other than statements of historical fact included herein are “forward-looking statements” including statements regarding: the general ability of CAMAC Energy Inc. to achieve its commercial objectives; the business strategy, plans and objectives of CAMAC Energy Inc. and its subsidiaries; and any other statements of non-historical information.  Words such as “anticipates,” “expects,” “plans,” “projects,” “believes,” “seeks,” “estimates,” and similar expressions are intended to identify such forward-looking statements.  The statements are based upon management’s current expectations, estimates and projections, are not guarantees of future performance, and are subject to a variety of risks, uncertainties and other factors, some of which are beyond CAMAC Energy Inc.’s control and are difficult to predict, including those discussed in CAMAC Energy Inc.'s periodic reports that are filed with the SEC and available on its website (http://www.sec.gov).  Risks and uncertainties regarding the potential transactions described herein include the possibility that the parties are unable to reach a definitive agreement, that the closing of the transaction does not occur, either due to the failure of closing conditions, rights of the parties to terminate the definitive agreement, or other reasons, risks that the transaction disrupts current plans and diverts management from day-to-day operations, and the amount of the costs, fees, expenses and charges related to the transaction. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  Unless legally required, CAMAC Energy Inc. undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts

Media:
CAMAC Energy Inc.
Cristy Taylor, 713-797-2940
PR@camacenergy.com

or

Investor Relations:
ICR
832-209-1419
IR@camacenergy.com

CAMAC ENERGY INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except for per share amounts)
(Unaudited)

	For Three Months Ended September 30,
	2011	2010
Revenues
Crude oil	$12,593	$8,790
Other operating revenue	-	30
Total revenues	12,593	8,820

Costs and expenses
Lease operating expenses	3,644	6,266
Cost of sales	-	120
Exploratory expenses	2,428	88
Depreciation, depletion and amortization	3,224	2,066
Impairment of Assets	-	186,235
General and administrative expenses	3,341	2,759
Total costs and expenses	12,637	197,534

Operating loss	(44)	(188,714)

Other income (expense)
Interest income	3	1
Interest expense	(81)	-
Other expense	-	(3)
Total other income (expense)	(78)	(2)

Net loss before income taxes and
noncontrolling interests	(122)	(188,716)
Income tax expense (benefit)	553	(83)
Net loss	(675)	(188,633)

Less: Net loss attributable to noncontrolling interests	-	76

Net loss attributable to CAMAC Energy Inc. stockholders	$(675)	$(188,557)

Net loss per common share attributable to CAMAC Energy Inc. common stockholders
Basic	$(0.00)	$(1.32)
Diluted	$(0.00)	$(1.32)

Weighted average number of common shares outstanding
Basic	154,687	143,313
Diluted	154,687	143,313